Exhibit 3.63

State of Delaware
Secretary of State
Division of Corporations
Delivered 06:12 PM 09/23/2009
FILED 06:10 PM 09/23/2009
SRV 090880035 - 4733613 FILE

CERTIFICATE OF FORMATION

OF

HHI FORMTECH HOLDINGS, LLC

Pursuant to 6 Del. C. § 18-201

1.             The name of the limited liability company is HHI Form Tech Holdings, LLC.

2.             The address of the registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801, County of New Castle. The name of the registered agent at such address is The Corporation Trust Company.

3.             The term of the limited liability company shall be perpetual.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation this 23rd day of September, 2009.

/s/ Michael L. Whitchurch
Michael L. Whitchurch
Authorized Person